FIRST TRUST EXCHANGE-TRADED FUND

                                     FORM OF
                             SUBSCRIPTION AGREEMENT

         This Subscription Agreement (the "Agreement") made this _______, 20__ by and between First Trust Exchange-Traded Fund II, a Massachusetts business trust (the "Trust"), on behalf of First Trust FTSE EPRA/NAREIT Global Real Estate Index Fund and First Trust DJ STOXX(R) Select Dividend 30 Index Fund (each, a "Fund," and collectively, the "Funds"), and First Trust Advisors, L.P. (the "Subscriber");

                                   WITNESSETH:

         WHEREAS, the Trust has been formed for the purposes of carrying on business as an open-end management investment company; and

         WHEREAS, the Subscriber wishes to subscribe for and purchase, and the Trust wishes to sell to the Subscriber, one common share of each Fund for a purchase price of $____ per share;

         NOW THEREFORE, IT IS AGREED:

          l. The Subscriber subscribes for and agrees to purchase from the Trust one common share of each Fund for a purchase price of $___ per share. Subscriber agrees to make payment for these shares at such time as demand for payment may be made by an officer of the Trust.

          2. The Trust agrees to issue and sell said shares of the Funds to Subscriber promptly upon its receipt of the purchase price.

          3. To induce the Trust to accept the subscription described herein and issue the shares of the Funds subscribed for, the Subscriber represents that it is informed as follows:

                   (a) That the shares of the Funds being subscribed for have not been and will not be registered under the Securities Act of l933 ("Securities Act");

                   (b) That the shares of the Funds will be sold by the Trust in reliance on an exemption from the registration requirements of the Securities Act;

                   (c) That the Trust's reliance upon an exemption from the registration requirements of the Securities Act is predicated in part on the representations and agreements contained in this Agreement;

                   (d) That when issued, the shares will be "restricted securities" as defined in paragraph (a)(3) of Rule l44 of the General Rules and Regulations under the Securities Act ("Rule l44") and cannot be sold or transferred by Subscriber unless they are subsequently registered under the Securities Act or unless an exemption from such registration is available; and

                   (e) That there do not appear to be any exemptions from the registration provisions of the Securities Act available to the Subscriber for resale of the shares. In the future, certain exemptions may possibly become available, including an exemption for limited sales including an exemption for limited sales in accordance with the conditions of Rule l44.

         The Subscriber understands that a primary purpose of the information acknowledged in subparagraphs (a) through (e) above is to put it on notice as to restrictions on the transferability of the shares of the Funds.

          4. To further induce the Trust to accept its subscription and issue the shares subscribed for, the Subscriber:

                   (a) Represents and warrants that the shares subscribed for are being and will be acquired for investment for its own account and not on behalf of any other person or persons and not with a view to, or for sale in connection with, any public distribution thereof; and

                   (b) Agrees that any certificates representing the shares subscribed for may bear a legend substantially in the following form:

The shares represented by this certificate have been acquired for investment and have not been registered under the Securities Act of l933 or any other federal or state securities law. These shares may not be offered for sale, sold or otherwise transferred unless registered under said securities laws or unless some exemption from registration is available.

          5. This Subscription Agreement and all of its provisions shall be binding upon the legal representatives, heirs, successors and assigns of the parties hereto.

          6. The Trust's Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts. This Agreement is executed on behalf of the Trust by the Trust's officers as officers and not individually and the obligations imposed upon the Trust by this Agreement are not binding upon any of the Trust's Trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust.

         IN WITNESS WHEREOF, this Subscription Agreement has been executed by the parties hereto as of the day and date first above written.

                                      FIRST TRUST EXCHANGE-TRADED FUND II

                                      By ____________________________________
                                         Name:  James A. Bowen
                                         Title:  President



                                        FIRST TRUST PORTFOLIOS L.P.



                                      By ____________________________________
                                         Name:  James A. Bowen
                                         Title:  President